Exhibit 99.1
Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com
Komag and Seagate Reaffirm Strategic Relationship
FOR IMMEDIATE RELEASE
SAN JOSE, Calif., May 22, 2006 — Komag, Incorporated (Nasdaq: KOMG) and Seagate Technology have reaffirmed their strategic relationship. Seagate has recently completed its acquisition of Maxtor Corporation. Both Seagate and Maxtor are customers of Komag.
“Komag is a key strategic media supplier to both Seagate and Maxtor,” said Bill Watkins, Seagate’s President and CEO. “We continue to have an excellent relationship with Komag and now that the acquisition of Maxtor has been completed, we look forward to a continuing relationship with Komag under the terms of the strategic supply agreements that are in place between both Seagate and Maxtor with Komag.”
“Now that the acquisition of Maxtor by Seagate has been completed, we are proud to be a strategic partner of a larger and even more successful Seagate,” said T.H. Tan, Komag’s CEO.
About Komag
Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.
For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.
Forward-Looking Statements
This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements include expectations regarding the continuing strategic relationship of Seagate and Komag. The actual results for future periods could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, continued customer demand and the impact of demand variation on factory utilization, variability in demand and association impact on average selling price of products, the ability to satisfy customer qualification requirements and meet shipping demands, the ability to produce new generation products in volume and other factors described in the reports filed with the Securities and Exchange Commission, including, but not limited to, Komag’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.